CoinShares Valkyrie Bitcoin Fund POS EX

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Prospectus of our report dated December 29, 2023, relating to the financial statement of Coinshares Valkyrie Bitcoin Fund (formerly the Valkyrie Bitcoin Fund), as of December 21, 2023, and to the reference to our firm under the heading “Experts” in such Registration Statement.

Hunt Valley, Maryland

June 14, 2024

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board